UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2005
CITADEL BROADCASTING CORPORATION (Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation)	001-31740 (Commission File Number)	51-0405729 (IRS Employer Identification No.)
City Center West, Suite 400 7201 West Lake Mead Blvd. Las Vegas, Nevada 89128 (Address of Principal executive offices, including Zip Code)
(702) 804-5200 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 25, 2005, the Compensation Committee of the Board of Directors of Citadel Broadcasting Corporation (the “Registrant”) approved a new compensation package for Farid Suleman, the Registrant’s Chairman and Chief Executive Officer, as follows, in all cases effective as of September 20, 2005: (1) Mr. Suleman is eligible to receive an annual salary in the amount of $1,250,000, subject to annual review and adjustment by the Compensation Committee or the Board and (2) the value of the annual bonus that Mr. Suleman shall be eligible to receive shall be between $1 million and $2 million, the actual value of which is to be set by the Compensation Committee or the Board and to be payable either in cash or in the form of warrants to purchase the Company's common stock at the option of the Compensation Committee or Board, in both cases in accordance with past practices. In addition, the Compensation Committee instructed the Company to grant to Mr. Suleman, effective September 20, 2005, 1,250,000 restricted shares of the Company’s common stock, par value $0.01 per share, in accordance with the Company’s Amended and Restated 2002 Stock Option and Award Plan, which restricted shares shall (i) vest in one-third installments annually, beginning on September 20, 2006, (ii) be evidenced by an agreement between the Company and Mr. Suleman substantially in the Form of Restricted Stock Agreement attached hereto as Exhibit 99.1 (the "Form of Agreement") and (iii) be subject to terms and conditions that shall not differ materially from those terms and conditions contained in the Form of Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit:
99.1 Form of Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: October 27, 2005	By:	/s/ PATRICIA STRATFORD

Name: Patricia Stratford
Title: Acting Chief Financial Officer